Exhibit 99.1

Sunny Holcomb

(914) 288-8100

ACADIA REALTY TRUST REPORTS FOURTH QUARTER AND FULL YEAR 2019 OPERATING RESULTS

RYE, NY (February 12, 2020) - Acadia Realty Trust (NYSE: AKR) (“Acadia” or the “Company”) today reported operating results for the quarter and year ended December 31, 2019. All per share amounts are on a fully-diluted basis.

Acadia operates dual platforms, comprised of a high-quality core real estate portfolio (“Core Portfolio”), through which the Company owns and operates assets in the nation’s most dynamic urban and street-retail corridors, and a series of discretionary, institutional funds (“Funds”) that target opportunistic and value-add investments.

Please refer to the tables and notes accompanying this press release for further details on operating results and additional disclosures related to net income, funds from operations ("FFO") and net property operating income ("NOI").

Fourth Quarter and Full Year 2019 Highlights

•	Earnings: In line with expectations, achieved GAAP earnings per share of $0.24 and FFO per share of $0.32 for the fourth quarter and $0.62 and $1.41 for the full year, respectively
•

Core Portfolio Operating Results: Excluding redevelopments, generated same-property NOI growth of 3.9% for the full year and 3.1% for the fourth quarter, driven by the strength of its street and urban portfolio

•	Investment Activity: During 2019 and year to date 2020, the Company completed in excess of $560.0 million of accretive external investments between its Core and Fund platforms as follows:
o

Core Acquisition Activity: During 2019 and year to date 2020, the Company completed $190.6 million of core acquisitions including $92.7 million closed during the fourth quarter as it continued to execute on its strategy of building scale in Soho, New York and on West Armitage Avenue in Chicago along with its previously announced investment on Melrose Place in Los Angeles, California

o	Fund Acquisition Activity: During 2019 and year to date 2020, the Company completed $318.0 million of Fund V investments
o	Core Structured Finance Activity: In January 2020, the Company completed a $54.0 million structured finance loan on a mixed-use redevelopment in Sunset Park Brooklyn, New York
•

Core and Fund Disposition Activity: During the fourth quarter, the Company completed a suburban disposition for $22.6 million. In addition, Funds III and IV completed $102.0 million of dispositions during 2019

•

Balance Sheet: Maintained conservative leverage levels by match-funding its core acquisitions; raised gross proceeds of $147.7 million through the Company’s at-the-market (“ATM”) program. At December 31, 2019, substantially all of the Core Portfolio debt was fixed at an average rate of 3.7%

•

Guidance: The Company is setting its initial 2020 guidance ranges as follows: earnings per share of $0.25 to $0.39, FFO per share of $1.32 to $1.46 and same property NOI growth of 1.5% to 2.5%, excluding redevelopment

“Our solid fourth quarter and full year 2019 operating results reflect the continued strength of our Core Portfolio and the accretive impact of our recent investments. Notwithstanding the continually evolving landscape of retailing and retail real estate, we are seeing with increased clarity how a growing variety of retailers are successfully embracing the physical store in new and exciting ways. Acadia continues to own the right properties in the right markets to best capture the growth from these forward-thinking retailers,” stated Kenneth F. Bernstein, President and CEO of Acadia Realty

Trust. “Taken together with our consistently healthy low-leveraged balance sheet, we are on track to achieve our near-term growth goals and deliver attractive investment returns for all of our stakeholders.”

FINANCIAL RESULTS

A complete reconciliation, in dollars and per share amounts, of net income attributable to common shareholders to FFO attributable to common shareholders and operating income to NOI is included in the financial tables of this release.

Net Income

Net income attributable to common shareholders for the quarter ended December 31, 2019 was $21.3 million, or $0.24 per share, inclusive of $16.6 million on a pro rata basis, or $0.19 per share attributable to an aggregate gain on dispositions of Core and Fund properties. Net income attributable to common shareholders for the quarter ended December 31, 2018 was $7.1 million, or $0.09 per share.

Net income attributable to common shareholders for the year ended December 31, 2019 was $53.0 million, or $0.62 per share, inclusive of (i) $7.5 million, or $0.09 per share, related to a previously-announced accelerated tenant recapture and (ii) $19.8 million on a pro rata basis attributable to an aggregate gain on dispositions of Core and Fund properties, or $0.23 per share. Net income attributable to common shareholders for the year ended December 31, 2018 was $31.4 million, or $0.38 per share inclusive of a $1.0 million gain on dispositions, or $0.01 per share.

FFO

FFO for the quarter ended December 31, 2019 was $29.3 million, or $0.32 per share, compared to $29.8 million, or $0.34 per share, for the quarter ended December 31, 2018.

FFO for the year ended December 31, 2019 was $126.9 million, or $1.41 per share, including $7.5 million, or $0.08 per share and $1.7 million, or $0.02 per share, related to accelerated tenant recaptures and net promote and other transactional income, respectively. FFO was $118.9 million, or $1.35 per share, for the year ended December 31, 2018 inclusive of a $2.0 million executive retirement charge, or $0.02 per share.

CORE PORTFOLIO

Core Operating Results

The Company had strong same-property NOI growth of 3.9% for the year ended December 31, 2019 and 3.1% for the fourth quarter, (before redevelopments). The growth was driven by continued strength in its street and urban portfolio.

During the fourth quarter and year to date 2020, the Company has profitably executed, or is in the final stages of executing, key street leases in New York City, Chicago and Greenwich, Connecticut resulting in successfully re-leasing the majority of its previously announced expirations. Additionally, Uniqlo at State and Washington in Chicago opened in November 2019.

Occupancy within the Core Portfolio increased 50 bps to 94.0% as of December 31, 2019. The leased rate remained stable at 94.8% as of December 31, 2019 compared to 94.9% as of September 30, 2019. The leased rate includes space that is leased but not yet occupied and excludes development and redevelopment properties.

During the fourth quarter, the Company generated a 19.1% and 10.9% increase in rent on a GAAP and cash basis, respectively, on nine conforming new and renewal leases aggregating approximately 15,000 square feet, including an increase in rent on a GAAP and cash basis of 30.2% and 24.2% on two conforming new leases signed during the quarter.

Core Acquisitions

During the year ended December 31, 2019 and year to date 2020, the Company acquired $190.6 million of Core Portfolio properties, including $92.7 million during the fourth quarter 2019 as follows. Amounts below are inclusive of transaction costs.

Soho, New York, NY. During the year ended December 31, 2019 and year to date 2020, the Company has acquired $131.2 million of street retail assets in Soho, New York, of which $41.1 million closed during the fourth quarter and $15.4 million closed in January 2020 as follows:

45 Greene Street, New York, NY. In November 2019, Acadia acquired 45 Greene Street for $12.4 million and executed a lease with L’Agence in conjunction with the closing.

37 Greene Street, New York, NY. In January 2020, the Company acquired 37 Greene Street for $15.4 million which is currently leased to Kartell.

The Company now owns six contiguous buildings on Greene Street.

Prince & Broadway, New York, NY. In December 2019, the Company, in conjunction with Prusik Group, acquired 565 Broadway for $28.7 million. This investment is located at the corner of Prince Street and Broadway and is currently leased to Pink (Victoria’s Secret).

Lincoln Park, Chicago, IL. During the year ended December 31, 2019, the Company has acquired three additional buildings aggregating $10.7 million on West Armitage Avenue in Chicago, IL of which $2.9 million closed during the fourth quarter. In December 2019, the Company acquired 907 West Armitage for $2.9 million which is currently leased to Kiehl’s. With these acquisitions, the Company now owns eleven buildings (seven of which are contiguous) on this prime stretch of West Armitage Avenue, a premier retail corridor in Lincoln Park.

Melrose Place, Los Angeles, CA. In October 2019, as previously announced, the Company completed the acquisition of 8436-8452 Melrose Place in Los Angeles, CA for $48.7 million. The five contiguous buildings are leased to high-quality, luxury tenants including Chloe (a subsidiary of Richemont), Oscar de la Renta, The Row, L’Agence, Violet Grey and Melanie Grant Skincare. This transaction is consistent with its strategy of acquiring critical mass on key urban streets with high barriers to entry.

Acquisitions completed to date were pre-funded with equity raised under the Company’s ATM program at an average gross price per share of approximately $28.60, along with proceeds from the strategic disposition of Pacesetter Plaza, a suburban shopping center, discussed below.

Core Disposition

Pacesetter Plaza, Pomona, NY. In October 2019, the Company sold Pacesetter Plaza, a 95,000 square-foot suburban shopping center located in Pomona, NY for $22.6 million in an off-market transaction. As previously announced, the Company had successfully executed a lease for re-anchoring its grocer. This strategic disposition allowed Acadia to capitalize on attractive pricing and accretively reinvest the proceeds into higher growth street and urban assets.

STRUCTURED FINANCE INVESTMENT

In January 2020, the Company completed a $54.0 million structured finance loan on a mixed-use redevelopment in Sunset Park Brooklyn, New York.

FUND PLATFORM

Fund Acquisitions

During the year ended December 31, 2019 and to date 2020, the Company completed $318.0 million of Fund V acquisitions.

Fund Dispositions

During the year ended December 31, 2019 and to date 2020, the Company completed $102.0 million of dispositions on behalf of Funds III and IV.

BALANCE SHEET

The Company further strengthened its balance sheet by match-funding its Core acquisition activity, along with proceeds from the strategic disposition of Pacesetter Plaza. The Company raised gross proceeds of $147.7 million from the sale of 5.2 million shares through December 31, 2019 at an average gross price per share of approximately $28.60 through the Company’s ATM program.

At December 31, 2019, substantially all of the Core Portfolio debt was fixed at an average rate of 3.7%.

2020 GUIDANCE

The following guidance is based upon Acadia’s current view of existing market conditions and assumptions for the year ending December 31, 2020.

The Company is setting its initial 2020 guidance ranges as follows:

•	Earnings per share of $0.25 to $0.39
•	FFO per share of $1.32 to $1.46
•	Same property NOI growth of 1.5% to 2.5%.

These forecasts, and comparable 2019 results, both presented below are before acquisition and gains/losses on sale or impairment of depreciated and non-operating assets. Please refer to the Company’s fourth quarter 2019 supplemental information package for additional details.

	2020 Guidance	2019 Actual

Net income per share attributable to Common Shareholders	$0.25 to $0.39	$0.62
Impact of transactional activity and tenant recapture	(0.07) to (0.14)	(0.10)
Depreciation of real estate and amortization of leasing costs
(net of noncontrolling interests' share)	1.05	0.99
Gain on disposition of properties (net of noncontrolling interests' share)	—	(0.23)
Noncontrolling interest in Operating Partnership	0.02	0.03
Funds from operations, prior to additional transactional activity, per share	1.25 to 1.32	$1.31

Fund acquisitions and related fees	0.01 to 0.04	—
Net Promote and other Core and Fund transactional income	0.06 to 0.10	0.02
Accelerated tenant recapture - GAAP adjustments	—	0.08
Funds from operations per share attributable to Common Shareholders and Common OP Unit holders	$1.32 to $1.46	$1.41

CONFERENCE CALL

Management will conduct a conference call on Thursday, February 13, 2020 at 12:00 PM ET to review the Company’s earnings and operating results. Dial-in and webcast information is listed below.

Live Conference Call:

Date:            Thursday, February 13, 2020

Time:           12:00 PM ET

Dial#:         844-309-6711

Passcode:     “Acadia Realty” or “6091615”

Webcast (Listen-only):  www.acadiarealty.com under Investors, Presentations & Events

Phone Replay:

Dial#:            855-859-2056

Passcode:      “6091615”

Available Through:     Thursday, February 20, 2020

Webcast Replay:      www.acadiarealty.com under Investors, Presentations & Events

About Acadia Realty Trust

Acadia Realty Trust is an equity real estate investment trust focused on delivering long-term, profitable growth via its dual - Core and Fund - operating platforms and its disciplined, location-driven investment strategy. Acadia Realty Trust is accomplishing this goal by building a best-in-class core real estate portfolio with meaningful concentrations of assets in the nation’s most dynamic urban and street-retail corridors; making profitable opportunistic and value-add investments through its series of discretionary, institutional funds; and maintaining a strong balance sheet. For further information, please visit www.acadiarealty.com.

Safe Harbor Statement

Certain matters in this press release may constitute forward-looking statements within the meaning of federal securities law and as such may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. These forward-looking statements include statements regarding Acadia’s future financial results and its ability to capitalize on potential investment opportunities. Factors that could cause the Company’s forward-looking statements to differ from its future results include, but are not limited to, those discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent annual report on Form 10-K filed with the SEC on February 19, 2019 (“Form 10-K”) and other periodic reports filed with the SEC, including risks related to: (i) political and economic uncertainty; (ii) the Company’s reliance on revenues derived from major tenants; (iii) the Company’s limited control over joint venture investments; (iv) the Company’s partnership structure; (v) real estate and the geographic concentration of the Company’s properties; (vi) market interest rates; (vii) leverage; (viii) liability for environmental matters; (ix) the Company’s growth strategy; (x) the Company’s status as a REIT; (xi) uninsured losses; (xii) information technology security threats and (xiii) the loss of key executives. Copies of the Form 10-K and the other periodic reports Acadia files with the SEC are available on the Company’s website at www.acadiarealty.com. Any forward-looking statements in this press release speak only as of the date hereof. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia’s expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.

ACADIA REALTY TRUST AND SUBSIDIARIES

Consolidated Statements of Operations (a)

(dollars and Common Shares in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Revenues
Rental income (b)	$76,702	$68,669	$291,190	$254,508
Other	1,084	1,057	4,137	5,173
Total revenues	77,786	69,726	295,327	259,681

Operating expenses
Depreciation and amortization	32,636	30,794	125,443	117,549
General and administrative	9,837	9,984	35,416	34,343
Real estate taxes	9,635	9,184	39,315	36,712
Property operating	13,888	11,969	51,153	42,679
Impairment charges	—	—	1,721	—
Other operating	—	202	—	857
Total operating expenses	65,996	62,133	253,048	232,140

Gain on disposition of properties	16,254	—	30,324	5,140
Operating income	28,044	7,593	72,603	32,681

Equity in earnings of unconsolidated affiliates	1,793	2,223	8,922	9,302
Interest income	1,741	2,692	7,988	13,231
Other income	—	—	6,947	—
Interest expense	(17,067)	(19,096)	(73,788)	(69,978)
Income (loss) from continuing operations before income taxes	14,511	(6,588)	22,672	(14,764)
Income tax benefit (provision)	154	(83)	(1,468)	(934)
Net income (loss)	14,665	(6,671)	21,204	(15,698)
Net loss attributable to noncontrolling interests	6,645	13,801	31,841	47,137
Net income attributable to Acadia	$21,310	$7,130	$53,045	$31,439

Less: net income attributable to participating securities	(175)	(78)	(413)	(267)
Net income attributable to Common Shareholders - basic and diluted earnings per share	$21,135	$7,052	$52,632	$31,172

Weighted average shares for diluted earnings per share	87,058	81,591	84,436	82,080

Net Earnings per share - basic and diluted (c)	$0.24	$0.09	$0.62	$0.38

ACADIA REALTY TRUST AND SUBSIDIARIES

Reconciliation of Consolidated Net Income to Funds From Operations (a, d)

(dollars and Common Shares and Units in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018

Net income attributable to Acadia	$21,310	$7,130	$53,045	$31,439

Depreciation of real estate and amortization of leasing costs (net of noncontrolling interests' share)	23,216	22,040	89,373	85,852
Impairment charge (net of noncontrolling interests' share)	—	—	395	—
Gain on disposition of properties (net of noncontrolling interests' share)	(16,644)	—	(19,786)	(994)
Income attributable to Common OP Unit holders	1,264	462	3,295	2,033
Distributions - Preferred OP Units	135	135	540	540
Funds from operations attributable to Common Shareholders and Common OP Unit holders	$29,281	$29,767	$126,862	$118,870

Funds From Operations per Share - Diluted
Basic weighted-average shares outstanding, GAAP earnings	87,058	81,591	84,436	82,080
Weighted-average OP Units outstanding	5,028	4,907	5,111	4,942
Assumed conversion of Preferred OP Units to common shares	499	499	499	499
Assumed conversion of LTIP units and restricted share units to common shares	—	215	—	207
Weighted average number of Common Shares and Common OP Units	92,585	87,212	90,046	87,728

Diluted Funds from operations, per Common Share and Common OP Unit	$0.32	$0.34	$1.41	$1.35

ACADIA REALTY TRUST AND SUBSIDIARIES

Reconciliation of Consolidated Operating Income to Net Property Operating Income (“NOI”) (a)

(dollars in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018

Consolidated operating income	$28,044	$7,593	$72,603	$32,681
Add back:
General and administrative	9,837	9,984	35,416	34,343
Depreciation and amortization	32,636	30,794	125,443	117,549
Impairment charge	—	—	1,721	—
Less:
Above/below market rent, straight-line rent and other adjustments	(7,477)	(8,030)	(24,447)	(23,521)
Gain on disposition of properties	(16,254)	—	(30,324)	(5,140)
Consolidated NOI	46,786	40,341	180,412	155,912

Noncontrolling interest in consolidated NOI	(14,031)	(10,583)	(52,248)	(37,496)
Less: Operating Partnership's interest in Fund NOI included above	(3,578)	(2,852)	(13,870)	(9,790)
Add: Operating Partnership's share of unconsolidated joint ventures NOI (e)	6,395	6,563	25,948	24,919
NOI - Core Portfolio	$35,572	$33,469	$140,242	$133,545

ACADIA REALTY TRUST AND SUBSIDIARIES

Consolidated Balance Sheets (a)

(dollars in thousands)

	As of
	December 31, 2019	December 31, 2018
ASSETS
Investments in real estate, at cost
Land	$756,297	$710,469
Buildings and improvements	2,914,165	2,745,982
Construction in progress	13,617	44,092
Properties under capital lease (b)	—	76,965
Right-of-use assets - finance leases (b)	102,055	—
Right-of-use assets - operating leases (b)	60,006	—
	3,846,140	3,577,508
Less: Accumulated depreciation and amortization	(490,227)	(416,657)
Operating real estate, net	3,355,913	3,160,851
Real estate under development	253,402	120,297
Net investments in real estate	3,609,315	3,281,148
Notes receivable, net	114,943	111,775
Investments in and advances to unconsolidated affiliates	305,097	262,410
Other assets, net	190,658	206,408
Cash and cash equivalents	15,845	21,268
Restricted cash	14,165	13,580
Rents receivable	59,091	62,191
Total assets	$4,309,114	$3,958,780

LIABILITIES
Mortgage and other notes payable, net	$1,170,076	$1,017,288
Unsecured notes payable, net	477,320	533,257
Unsecured line of credit	60,800	—
Accounts payable and other liabilities (b)	371,516	286,072
Dividends and distributions payable	27,075	24,593
Distributions in excess of income from, and investments in, unconsolidated affiliates	15,362	15,623
Total liabilities	2,122,149	1,876,833
Commitments and contingencies
EQUITY
Acadia Shareholders' Equity
Common shares, $0.001 par value, authorized 200,000,000 shares, issued and outstanding 87,050,465 and 81,557,472 shares, respectively	87	82
Additional paid-in capital	1,706,357	1,548,603
Accumulated other comprehensive (loss) income	(31,175)	516
Distributions in excess of accumulated earnings	(132,961)	(89,696)
Total Acadia shareholders’ equity	1,542,308	1,459,505
Noncontrolling interests	644,657	622,442
Total equity	2,186,965	2,081,947
Total liabilities and equity	$4,309,114	$3,958,780

ACADIA REALTY TRUST AND SUBSIDIARIES

Notes to Financial Highlights:

(a)

For additional information and analysis concerning the Company’s balance sheet and results of operations, reference is made to the Company’s quarterly supplemental disclosures for the relevant periods furnished on Form 8-K to the SEC and included on the Company’s website at www.acadiarealty.com.

(b)

Effective January 1, 2019, expense reimbursements are combined with rental income on the consolidated statements of income, right-of-use assets have been established under operating real estate and lease liabilities within accounts payable and other liabilities on the consolidated balance sheets in accordance with Accounting Standards Codification 842, Leases. Additionally, for the 2018 periods, expense reimbursements have been combined with rental income and credit losses have been reclassified between property operating expense and rental income. For more information about the implementation of ASC 842, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

(c)

Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common shares were exercised or converted into common shares. The effect of the conversion of common units of partnership interest (“OP Units”) in Acadia Realty Limited Partnership, the “Operating Partnership” of the Company, is not reflected in the above table as they are exchangeable for Common Shares on a one-for-one basis. The income allocable to such units is allocated on the same basis and reflected as noncontrolling interests in the consolidated financial statements. As such, the assumed conversion of these OP Units would have no net impact on the determination of diluted earnings per share.

(d)

The Company considers funds from operations (“FFO”) as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and net property operating income (“NOI”) to be appropriate supplemental disclosures of operating performance for an equity REIT due to their widespread acceptance and use within the REIT and analyst communities. FFO and NOI are presented to assist investors in analyzing the performance of the Company. They are helpful as they exclude various items included in net income that are not indicative of the operating performance, such as gains (losses) from sales of depreciated property, depreciation and amortization, and impairment of depreciable real estate. In addition, NOI excludes interest expense. The Company’s method of calculating FFO and NOI may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO does not represent cash generated from operations as defined by generally accepted accounting principles (“GAAP”) and is not indicative of cash available to fund all cash needs, including distributions. It should not be considered as an alternative to net income for the purpose of evaluating the Company’s performance or to cash flows as a measure of liquidity. Consistent with the NAREIT definition, the Company defines FFO as net income (computed in accordance with GAAP), excluding gains (losses) from sales of depreciated property, plus depreciation and amortization, impairment of depreciable real estate, and after adjustments for unconsolidated partnerships and joint ventures.

(e)

The pro-rata share of NOI is based upon the Company’s stated ownership percentages in each venture or Fund’s operating agreement. Does not include the Operating Partnership's share of NOI from unconsolidated joint ventures within the Funds.